Sassetti
CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

Professional Diversity Network, Inc.
Chicago, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, relating to the consolidated financial statements and schedules of Professional Diversity Network, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Sassetti LLC

Oak Brook, Illinois

May 23, 2023